EXHIBIT 5.1

PILLSBURY WINTHROP LLP
50 Fremont Street
San Francisco, CA 94105

June 27, 2002

Incyte Genomics, Inc.
3160 Porter Drive
Palo Alto, CA 94304

Re:    Registration Statement on Form S-8

Ladies and Gentlemen:

We are acting as counsel for Incyte Genomics, Inc., a Delaware corporation (the “Company”), in connection with the Registration Statement on Form S-8 relating to the registration under the Securities Act of 1933 (the “Act”) of 300,000 shares of the Company’s Common Stock, par value $.001 per share (the “Shares”), issuable pursuant to the 1993 Directors’ Stock Option Plan of Incyte Genomics, Inc. (the “Plan”).

We have reviewed and are familiar with such corporate proceedings and other matters as we have deemed necessary for this opinion. Based upon the foregoing, we are of the opinion that the Shares have been duly authorized and, when issued and sold in accordance with the Plan, will be legally issued, fully paid and nonassessable. This opinion is limited to matters governed by the General Corporation Law of the State of Delaware.

We hereby consent to the filing of this opinion as Exhibit 5.1 to the Registration Statement. In giving this consent, we do not thereby admit that we are within the category of persons whose consent is required under Section 7 of the Act or the rules and regulations of the Securities and Exchange Commission promulgated thereunder.

Very truly yours,

/s/    PILLSBURY WINTHROP LLP